Exhibit 7.3

SECOND AMENDMENT TO MERGER AGREEMENT

This Second Amendment to Merger Agreement (this “Second Amendment”) is made and entered into as of February 28, 2018 (the “Effective Date”), by and among (i) Origo Acquisition Corporation, a Cayman Islands company (including the Successor from and after the Conversion (as defined below), “OAC”), (ii) Hightimes Holding Corp., a Delaware corporation (the “Company”), (iii) HTHC Merger Sub, Inc., a Delaware corporation and a newly-formed wholly-owned subsidiary of OAC (“Merger Sub”), and (iv) Jose Aldeanueva, solely in the capacity as the OAC Representative pursuant to the designation in Section 10.13 (the “OAC Representative”). OAC, the Company, Merger Sub and the OAC Representative is hereinafter sometimes individually referred to as a “Party” and collectively, as the “Parties.”

WITNESSETH:

A.	The Parties are the signatories to that certain Merger Agreement, dated July 24, 2017, among the Parties, as amended by a first amendment, dated as of September 25, 2017 (the “Merger Agreement”); and

B.	Under the terms of the Merger Agreement, the Company is entitled upon written notice to OAC to terminate the Merger and the Merger Agreement in the event that by December 12, 2017 all of the conditions to Closing set forth in Article VII had not occurred.

C.	As of the date of this Second Amendment OAC’s Registration Statement on Form S-4 has not been declared effective by the SEC and the required OAC Stockholder Approval Matters have not been obtained.

D.	OAC has requested that the Company forbear from exercising its right to terminate the Merger Agreement and the Company is willing to do so, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Second Amendment as if fully set forth below, and in accordance with Section 10.8 of the Merger Agreement, the Parties hereby agree to amend the Merger Agreement as follows:

1.                Unless otherwise expressly defined herein, all capitalized terms used in this Amendment shall have the same meaning as they are defined in the Merger Agreement.

2.     Subsection 8.1(b) and Subsection 8.1(c) of the Merger Agreement are hereby deleted in their entirety and replaced with the following Subsection 8.1(b) and Subsection 8.1(c); it being understood by the Parties that all of the remaining subsections in Section 8.1 shall remain in full force and effect and are incorporated herein by this reference:

“8.1           Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time as follows:

(b)          by written notice by OAC to the Company, if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by June 12, 2018, assuming OAC receives the approval of its stockholders for the June 12, 2018, and if such approval has not been obtained, such earlier date as has been approved by OAC’s stockholders (the “Outside Date”); provided, however, the right to terminate this Agreement under this Section 8.1(b) shall not be available to OAC if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c)       by the Company, immediately upon written notice given by the Company to OAC, at any time from and after April 15, 2018, (the “Company Termination Date”);

3.         No Further Amendment. Except as expressly amended pursuant to the terms of this Amendment, all of the terms and conditions of the Merger Agreement shall remain unmodified and shall remain in full force and effect.

Signature page follows

IN WITNESS WHEREOF, each Party hereto has caused this Second Amendment to be signed and delivered by its respective duly authorized officer as of the date first above written.

OAC:

ORIGO ACQUISITION CORPORATION

By:
Name: Edward J. Fred
Title: Chief Executive Officer

The Company:

HIGHTIMES HOLDING CORP.

By:
Name: Adam E. Levin
Title: Chief Executive Officer

Merger Sub:

HTHC MERGER SUB, INC.

By:
Name: Edward J. Fred
Title: President

The OAC Representative:

Jose Aldeanueva, in the capacity hereunder as the OAC Representative

[Signature Page to Second Amendment to Merger Agreement]